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Exhibit 99.2

PRINCIPAL FINANCIAL OFFICER CERTIFICATION PURSUANT TO 31 CFR SECTION 30.15—TO
COMPLY WITH CERTIFICATION REQUIREMENTS OF SECTION 111(b)(4) of EESA

TARP STANDARDS FOR COMPENSATION AND CORPORATE GOVERNANCE

I, Christopher Carey, certify, based on my knowledge, that:

          (i)  The compensation committee of City National Corporation has discussed, reviewed, and evaluated with senior risk officers at least every six months during the period beginning on September 14, 2009 (the applicable period), the senior executive officer (SEO) compensation plans and the employee compensation plans and the risks these plans pose to City National Corporation and its majority-owned subsidiaries (collectively, "CNC");

         (ii)  The compensation committee of CNC has identified and limited during the applicable period any features of the SEO compensation plans that could lead SEOs to take unnecessary and excessive risks that could threaten the value of CNC and during that same applicable period has identified any features of the employee compensation plans that pose risks to CNC and has limited those features to ensure that CNC is not unnecessarily exposed to risks;

        (iii)  The compensation committee has reviewed at least every six months during the applicable period, the terms of each employee compensation plan and identified any features of the plan that could encourage the manipulation of reported earnings of CNC to enhance the compensation of an employee and has limited any such features;

        (iv)  The compensation committee of CNC will certify to the reviews of the SEO compensation plans and employee compensation plans required under (i) and (iii) above;

         (v)  The compensation committee of CNC will provide a narrative description of how it limited during the applicable period the features in (A) SEO compensation plans that could lead SEOs to take unnecessary and excessive risks that could threaten the value of CNC; (B) Employee compensation plans that unnecessarily expose CNC to risks; and (C) Employee compensation plans that could encourage the manipulation of reported earnings of CNC to enhance the compensation of an employee;

        (vi)  CNC has required that bonus payments, as defined in the regulations and guidance established under section 111 of EESA (bonus payments), of the SEOs and twenty next most highly compensated employees, be subject to a recovery or "clawback" provision during any part of the most recently completed fiscal year that was a TARP period if the bonus payments were based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria;

       (vii)  CNC has prohibited any golden parachute payment, as defined in the regulations and guidance established under section 111 of EESA, to a SEO or any of the next five most highly compensated employees during the period beginning on the later of the closing date of the agreement between the TARP recipient and Treasury or June 15, 2009 and ending with the last day of the TARP recipient's fiscal year containing that date;

      (viii)  CNC has limited bonus payments to its applicable employees in accordance with section 111 of EESA and the regulations and guidance established thereunder during the period beginning on the later of the closing date of the agreement between the TARP recipient and Treasury or June 15, 2009 and ending with the last day of the TARP recipient's fiscal year containing that date;

        (ix)  The board of directors of CNC has established an excessive or luxury expenditures policy, as defined in the regulations and guidance established under Section 111 of EESA, by the later of September 14, 2009, or 90 days after the closing date of the agreement between the TARP recipient and Treasury; this policy has been provided to Treasury and its primary regulatory agency; CNC and its employees have complied with this policy during the applicable period, and any expenses that, pursuant to the policy, required approval of the board of directors, a committee of the board of directors, an SEO, or an executive officer with a similar level of responsibility, were properly approved;

         (x)  CNC will permit a non-binding shareholder resolution in compliance with any applicable Federal securities rules and regulations on the disclosures provided under the Federal securities laws related to SEO compensation paid or accrued during the period beginning on the later of the closing date of the agreement between the TARP recipient and Treasury or June 15, 2009 and ending with the last day of the TARP recipient's fiscal year containing that date;

        (xi)  CNC will disclose the amount, nature, and justification for offering during the period beginning on the later of the closing date of the agreement between the TARP recipient and Treasury or June 15, 2009 and ending with the last day of the TARP recipient's fiscal year containing that date, of any perquisites, as defined in the regulations and guidance established under section 111 of EESA, whose total value exceeds $25,000 for any employee who is subject to the bonus payment limitations identified in paragraph (viii);

       (xii)  CNC will disclose whether CNC, the board of directors of CNC, or the compensation committee of CNC has engaged during the period beginning on the later of the closing date of the agreement between the TARP recipient and Treasury or June 15, 2009 and ending with the last day of the TARP recipient's fiscal year containing that date, a compensation consultant; and the services the compensation consultant or any affiliate of the compensation consultant provided during this period;

      (xiii)  CNC has prohibited the payment of any gross ups, as defined in the regulations and guidance established under section 111 of EESA, to the SEOs and the next twenty most highly compensated employees during the period beginning on the later of the closing date of the agreement between the TARP recipient and Treasury or June 15, 2009 and ending with the last day of the TARP recipient's fiscal year containing that date;

      (xiv)  CNC has substantially complied with all other requirements related to employee compensation that are provided in the agreement between CNC and Treasury, including any amendments;

       (xv)  CNC has submitted to Treasury a complete and accurate list of the SEOs and twenty next most highly compensated employees for the current fiscal year, and the most recently completed fiscal year, with the non-SEOs ranked in descending order of level of annual compensation, and with the name, title and employer of each SEO and most highly compensated employee identified; and

      (xvi)  I understand that a knowing and willful false or fraudulent statement made in connection with this certification may be punished by fine, imprisonment, or both. (See, for example 18 U.S.C. 1001.)

DATE: February 26, 2010	/s/ CHRISTOPHER J. CAREY Christopher J. Carey Principal Financial Officer

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  Exhibit 99.2
PRINCIPAL FINANCIAL OFFICER CERTIFICATION PURSUANT TO 31 CFR SECTION 30.15—TO COMPLY WITH CERTIFICATION REQUIREMENTS OF SECTION 111(b)(4) of EESA
TARP STANDARDS FOR COMPENSATION AND CORPORATE GOVERNANCE